Exhibit 99.1

Monocle Acquisition Corporation Announces the Separate Trading of Its Common Stock and
Warrants Commencing on February 28, 2019

NEW YORK, February 27, 2019 — Monocle Acquisition Corporation (the “Company”) today announced that, commencing on February 28, 2019, holders of the 17,250,000 units sold in the Company’s initial public offering completed on February 11, 2019 may elect to separately trade the shares of common stock and warrants included in the units.

Those units not separated will continue to trade on The NASDAQ Capital Market under the symbol "MNCLU" and the common stock and warrants are expected to separately trade on The NASDAQ Capital Market under the symbols "MNCL" and "MNCLW," respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on businesses in the aerospace and defense, industrial, and technology and telecommunications sectors.

Cowen and Chardan acted as the joint book running managers.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cowen, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, or by fax at 631-254-7140; or Chardan, 17 State Street, Suite 1600, New York, NY, 10004, Attention: Prospectus Department, or by telephone at 646-465-9000, or by email at prospectus@chardan.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Eric J. Zahler

President and CEO

212-446-6981